Exhibit 10

                    Share Exchange Agreement

This share exchange agreement is made this 1st day of March, 2005, among Omni Medical Holdings, Inc., a Utah corporation; DataFuzion, Inc. a Colorado corporation; and the shareholders of DataFuzion, Inc., all of whom shall receive a copy of this agreement.

Whereas, the respective Board of Directors of Omni and DataFuzion have adopted resolutions pursuant to which Omni shall offer to acquire 100% of the outstanding stock of DataFuzion through a stock exchange, and

Whereas the sole consideration for 100% of the outstanding common stock of DataFuzion shall be the exchange of shares of the common stock of Omni (which shares shall all be restricted securities as defined in Rule 144 of the Securities and exchange Commission), and

Whereas, it is intended that the DataFuzion shareholders shall acquire in exchange such restricted securities in an exchange within the meaning of
Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended, as applicable;

Now, therefore, in consideration of the mutual covenants and promises contained herein, it is agreed:


1.1 Transfer and Number of Shares. Omni will offer a shareholder exchange to the DataFuzion shareholders in which they may transfer to Omni at the closing 100% of the outstanding common stock of DataFuzion all as listed in Exhibit A, in exchange for 23,019,215 shares of common stock of Omni. The exchange will constitute a 50% ownership of Omni for the shareholders of DataFuzion in the event all shareholders of DataFuzion agree to exchange their respective common shares. In the event Omni has more than 23,019,215 shares at closing, Omni will issue one additional share of common stock to the DataFuzion shareholder in excess of that amount and these additional shares will be applied to the DataFuzion shareholders on a pro-rata basis.

1.2 Exchange of Certificates. The transfer of DataFuzion shares shall be effected by the delivery to Omni at the closing of stock certificates representing the transferred shares duly endorsed in blank or accompanied by stock powers executed in blank with all signatures witnessed or guaranteed to the satisfaction of Omni and with all necessary transfer taxes and other revenue stamps affixed and acquired at the DataFuzion shareholders' expense.

1.3 Further Assurances. At the closing and from time to time thereafter, the DataFuzion shareholders shall execute such additional instruments and take such other action as Omni may request in order to exchange and transfer clear title and ownership of the DataFuzion shares to Omni.

1.4 Directors and Executive Officers. On the closing, both companies will have the right to nominate and appoint two directors each and will mutually agree upon the nomination of one additional director. Arthur Lyons will remain as CEO of Omni Medical Holdings, Inc. and Douglas Davis will remain as CEO of DataFuzion, and be appointed as President of Omni.

1.5 Closing. This agreement will be deemed to be completed on the execution and delivery of the agreement by the DataFuzion shareholders collectively owning not less than 50.01% of the outstanding DataFuzion shares; and the remainder of the DataFuzion shares shall be acquired under and pursuant to the terms and provisions of this agreement as soon as practicable, but in no instance longer than 60 days from the date of this agreement; provided, however, DataFuzion and its shareholders understand that the acquisition of less than 80% of the outstanding DataFuzion shares may have an adverse effect on the tax free nature of the exchange of securities contemplated hereunder.


2.0 Closing. The closing shall be held in the office of Omni at 1107 Mt. Rushmore Rd., Ste. 2, Rapid City, SD 57701, unless another time and place is agreed upon in writing by the parties. The closing may be accomplished by wire, express mail, or other courier service, conference call or as otherwise agreed by the respective parties or their duly authorized representatives.

3.0 Corporate Status. Omni is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Omni is a publicly held company, with its common stock quoted on the OTC Bulletin Board under the symbol "ONMH". Omni is a reporting issuer under the Securities and Exchange Act of 1934, as amended, has presently filed all reports that have been required during the past 12 months and is not in violation of any applicable federal or state securities laws, rules or regulations.

     3.1 Capitalization. The current authorized capital stock of Omni is 50,000,000 shares of which approximately 22,519,215 is issued and outstanding and another 500,000 shares is in the form of outstanding options.

     3.2 Financial Statements. The financial statements for Omni as filed with the Securities and Exchange Commission are correct and fairly present the financial condition of Omni. Such statements do not contain any untrue statements or omissions of material facts.

     3.3 Corporate Authority. Omni has the full corporate power and authority to enter into this agreement and to carry out its obligations hereunder.

4.0 Corporate Status. DataFuzion is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado..

     4.1 Capitalization. The current authorized capital stock of DataFuzion is 100,000,000 shares of which approximately 36,000,000 common shares and 875,000 options are issued and outstanding. Omni will offer the DataFuzion common shareholders an exchange of the issued and outstanding DataFuzion shares, for 50% of Omni Medical Holdings Inc. Omni will also offer the DataFuzion option holders an exchange of the issued and outstanding DataFuzion options, for Options in Omni Medical Holdings Inc. It is acknowledged by the parties that DataFuzion also has approximately $2,679,000 of convertible debentures and accrued consulting fees that can be converted to Omni Medical Holdings Inc. common shares after the closing of the Exchange Agreement.

     4.2 Financial Statements. The financial statements for DataFuzion as attached for the most recent period are correct and fairly present the financial condition of Omni. Such statements do not contain any untrue statements or omissions of material facts. DataFuzion also warrants and represents that it will be able to complete an SEC qualified audit with 60 days of closing date and that audit will contain an opinion that is without qualification.

     4.3 Undisclosed Liabilities. DataFuzion has material liabilities of any nature except to the extent reflected or reserved against in its balance sheets, whether accrued, absolute, contingent or otherwise, including, without limitation , tax liabilities and interest due or to become due.

     4.4 Corporate Authority. Omni has the full corporate power and authority to enter into this agreement and to carry out its obligations hereunder.

     4.5 Officers and Directors. Arthur Lyons will remain CEO and Chairman of Omni, and Doug Davis will remain CEO and Director of DataFuzion. The board of directors will be a total of five, 2 elected by Omni, 2 elected by DataFuzion, and 1 to be mutually agreed upon by Omni and DataFuzion.


                          Termination

5.0 Prior to the Closing, this Agreement may be terminated (i) by mutual consent in writing; (ii) by either the directors of Omni or DataFuzion, if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (iii) by either the directors of Omni or DataFuzion and the DataFuzion Stockholders, if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by the date fixed in Section 2.


                       General Provisions

6.0 Further Assurances. At any time, and from time to time, after the closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm a perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     6.1 Waiver. Any failure on the part of any party hereto comply with any its or their obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     6.2  Brokers.  Each party represents to the other parties that no broker or finder has acted for each or any of them in connection with
     this Agreement, with the exception of Craig Cardillo   Red Room LLC, and
     Jack Myers, Westpark Capital. Each party agrees to indemnify and hold harmless the other party against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by each or any of them.

     6.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

          If to Omni:              1107 Mt Rushmore Rd, Ste 2
                              Rapid City, SD 57701


          If to DataFuzion:        2120 West Littleton Blvd. Suite 100
                                    Littleton, CO  80120

          If to the DataFuzion
          Stockholders:       To the addresses of record

     6.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supercedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

     6.5 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     6.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with laws of the State of Utah, except to the extent pre-empted by feral law, in which event (and to that extent only), federal law shall govern. Any actions permitted hereunder shall be brought in the State of Utah in the county in which the principal executive offices of Omni are situated only.

     6.7 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

     6.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, or by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.9 Default. In the event of any default hereunder, the prevailing party in any action to enforce the terms and provisions hereof shall be entitled to recover reasonable attorney's fees and related costs.

      IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization effective the latest date hereof.

                         OMNI MEDICAL HOLDINGS, INC.

                         Date: 3/1/2005
                         By:  /s/Arthur D. Lyons
                         Arthur D. Lyons - CEO

                         DATAFUZION

                         Date:     3/1/2005
                         By   /s/Doug Davis
                         Doug Davis - CEO